Exhibit 99

Journal Communications Reports Third Quarter 2008 Results; Records a Non-Cash Impairment Charge

MILWAUKEE--(BUSINESS WIRE)--October 23, 2008--Journal Communications, Inc. (NYSE:JRN) today announced results for its third quarter ended September 28, 2008.

Note that unless otherwise indicated, all comparisons are to the third quarter ended September 30, 2007.

For the third quarter 2008, revenue of $136.3 million decreased 5.6% compared to $144.4 million. The net loss was $17.1 million. This compares to net earnings of $13.1 million in the third quarter of 2007, which included a $1.3 million gain from discontinued operations of certain clusters of our community newspapers and shoppers division. The loss from continuing operations included a $23.5 million after-tax non-cash impairment charge for four television and 13 radio broadcast licenses and a $2.4 million after-tax charge for our workforce reductions. Excluding these charges, earnings from continuing operations were $8.8 million compared to $11.8 million, a decrease of 25.4%.

In the third quarter 2008, basic and diluted net loss per share of class A and B common stock were $0.35 for both basic and diluted. Excluding the non-cash impairment charge and the workforce reduction charge, basic and diluted earnings per share of class A and B common stock were $0.16 for both. This compared to net earnings per share of $0.20 for both. Basic and diluted loss per share of class A and B common stock from continuing operations were $0.35 for both compared to earnings per share of $0.18 for both. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.00 for both compared to $0.02 for both.

“A continuing tough economy resulting in a difficult advertising environment, moderated somewhat by political and Olympic spending, impacted our revenues once again in the third quarter,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “Television revenue grew 3% in the quarter while radio revenue was off by 3%. Publishing revenue was down 8.8%. Total company interactive revenue was up almost 16% in the quarter, continuing its growth trajectory.

“Deteriorating macro-economic factors and a further decline in our stock price caused us to determine it was necessary to perform interim impairment testing of goodwill and intangible assets. The $38.8 million pre-tax broadcast license impairment charge that we announced today is a non-cash charge.

“We remain diligent in our focus on cost reduction. Year-to-date total operating costs, excluding the non-cash impairment charge and the workforce reduction charges, are down in both publishing and broadcast. Our headcount is down 10% in broadcast and 9% in publishing. Specifically at Journal Sentinel, we completed our workforce reduction program and have actually reduced full time equivalents by more than our stated goal of 10%. These reductions resulted in total charges of $3.9 million in the third quarter. Strict cost control will benefit us for the remainder of the year and will continue for the foreseeable future.

“We completed the purchase of KWBA-TV to form a television duopoly in Tucson and announced an agreement to purchase KNIN-TV in Boise to form another television duopoly in that market. We also closed on the purchase of Waupaca Publishing Company, adding several titles to our already strong Waupaca County cluster at Journal Community Publishing Group. These acquisitions are part of our continuing strategy to grow share in our local markets.

“While the economy is difficult and the business model for traditional media continues to change, we are confronting these challenges and positioning our company for the future. We are delivering relevant products to our audiences, expanding our market reach and effectively selling advertising to our customers. We are accomplishing this through both our traditional channels as well as new digital products. We believe our balance sheet continues to position us well in this challenging environment”

Consolidated

For the third quarter, revenue of $136.3 million decreased 5.6% compared to $144.4 million. The operating loss was $27.0 million. Excluding the pre-tax non-cash impairment charge of $38.8 million and the pre-tax workforce reduction charges of $3.9 million, operating earnings decreased 26.7% to $15.7 million. Operating earnings margin, excluding these two charges, was 11.5% compared to 14.9%. Adjusted EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and the non-cash impairment charge) of $19.1 million decreased 33.3% compared to $28.7 million.

Publishing

For the third quarter, publishing revenue decreased 8.8% to $59.4 million compared to $65.2 million, largely due to continued weakness across all advertising categories. Interactive advertising revenue at the daily newspaper increased 14.1% to $3.8 million compared to $3.4 million.

Operating earnings from publishing decreased 87.7% to $1.2 million compared to $9.4 million. Third quarter 2008 included a $3.7 million charge for workforce reduction. Excluding this charge, publishing operating earnings decreased by 48.4% primarily due to the decrease in revenue.

Broadcasting

For the third quarter, broadcasting revenue increased 0.6% to $54.0 million compared to $53.7 million. Total broadcast political and issue advertising revenue was $3.4 million compared to $0.4 million. Broadcasting operating loss of $29.1 million included a $38.8 million pre-tax non-cash impairment charge for four television and 13 radio broadcast licenses. Excluding the non-cash impairment charge, operating earnings of $9.7 million were down 0.7% compared to $9.7 million.

For the third quarter, revenue from television stations increased 3.4% to $32.3 million compared to $31.2 million. Television political and issue advertising revenue was $3.2 million compared to $0.1 million. Revenue from Olympics advertising on our NBC stations was $2.3 million. Operating loss from television stations of $17.0 million included a $21.1 million pre-tax non-cash impairment charge for four television broadcast licenses. Excluding the non-cash impairment charge, operating earnings increased 18.8% to $4.0 million compared to $3.4 million. The increase in operating earnings, excluding the non-cash impairment charge, largely reflects the increases in revenue at our Milwaukee and Lansing stations primarily from political and issue and Olympics advertising. Overall, television operating expenses (excluding the non-cash impairment charge, KPSE-LP that was acquired in January 2008 and KWBA-TV that was acquired in July 2008) are down 1.1% compared to last year.

For the third quarter, revenue from radio stations of $21.7 million was down 3.3% compared to $22.5 million. Operating loss from radio stations of $12.1 million included a $17.7 million pre-tax impairment charge for 13 radio broadcast licenses and $0.2 million in workforce reduction charges. Excluding these charges, operating earnings of $5.8 million decreased 8.5% compared to $6.3 million, largely reflecting the declines in revenue partially offset by a 1.2 % decrease in radio operating expenses.

Printing Services

For the third quarter, revenue from printing services decreased 12.2% to $16.1 million compared to $18.3 million due to a decline in printing for original equipment manufacturers and computer-related customers. Operating earnings from printing services decreased 65.7% to $0.8 million compared to $2.4 million, primarily due to the decline in revenue. In the fourth quarter, due to the changing mix and volume of business, full time employees were reduced by 10%.

Other

For the third quarter, revenue for “Other” of $6.7 million decreased 7.1% compared to revenue of $7.2 million due to a decrease in our mailing services business partially offset by an increase in offset and laser printing. “Other” operating earnings were $0.2 million compared to break even.

Discontinued Operations

There were no results from discontinued operations in the third quarter 2008. For the third quarter 2007, the gain from the discontinued operations of certain clusters of our community newspaper and shoppers was $1.3 million.

Non-Operating Items

For the third quarter, other expense, which primarily consists of interest expense, was $1.9 million, essentially flat with last year. The increase in average debt outstanding due to share repurchases and acquisitions were offset by a decrease in the interest rate on borrowings.

Stock Repurchase Program

During the third quarter and year-to-date 2008, the Company repurchased 844,000 and 6,748,800, respectively, of its class A shares. From the time the Company started repurchasing its common stock in March 2005 through September 28, 2008, the Company has repurchased a total of 22,621,200 shares of common stock, of which 19,421,200 were class A shares.

Fourth Quarter 2008 Outlook

For the fourth quarter of 2008, Journal Communications currently anticipates that its publishing revenues will be down compared to the prior year period, reflecting continued challenges in classified advertising, partially offset by continued growth in commercial printing and interactive at the daily newspaper. Television revenues are expected to be down in the mid single digit range compared to the prior year period including political and issue advertising. Radio revenues are expected to be down in the mid single digit range compared to the prior year period.

Conference Call and Webcast

The company will hold an earnings conference call today at 11:00 a.m. Central Time (12:00 noon ET, 9:00 a.m. PT). To access the call, dial (888) 713-4216 (domestic) or (617) 213-4868 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 34670946. A live webcast of the third quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 11:00 a.m. CT this morning. An archive of the webcast will be available on this site today through November 6, 2008. Replays of the conference call will be available October 23 through October 25. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 32076671. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K and on page 20 of our most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 55 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 12 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include about 120 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)			Three Quarters (B)
	2008	2007	% Change	2008	2007	% Change

Revenue:
Publishing	$ 59,446	$ 65,155	(8.8)	$ 181,987	$ 199,168	(8.6)
Broadcasting	53,994	53,654	0.6	156,790	161,379	(2.8)
Printing services	16,099	18,328	(12.2)	49,395	51,730	(4.5)
Other	6,731	7,242	(7.1)	22,453	22,760	(1.3)
Total revenue	136,270	144,379	(5.6)	410,625	435,037	(5.6)

Operating costs and expenses:
Publishing	35,528	34,172	4.0	103,893	106,523	(2.5)
Broadcasting	25,941	25,462	1.9	73,568	71,592	2.8
Printing services	13,396	13,758	(2.6)	41,027	41,331	(0.7)
Other	5,658	6,155	(8.1)	18,532	19,231	(3.6)
Total operating costs and expenses	80,523	79,547	1.2	237,020	238,677	(0.7)

Selling and administrative expenses	43,937	43,368	1.3	132,587	135,523	(2.2)
Broadcast license impairment	38,762	-	N/A	38,762	-	N/A
Total operating costs and expenses
and selling and administrative
expenses	163,222	122,915	32.8	408,369	374,200	9.1

Operating earnings (loss)	(26,952)	21,464	N/A	2,256	60,837	(96.3)

Other income and (expense):
Interest income	-	23		2	26
Interest expense	(1,940)	(1,937)		(6,103)	(6,919)
Total other income and (expense)	(1,940)	(1,914)	1.4	(6,101)	(6,893)	(11.5)

Earnings (loss) from continuing operations before income taxes	(28,892)	19,550	N/A	(3,845)	53,944	N/A

Provision (benefit) for income taxes	(11,791)	7,715	N/A	(2,038)	21,167	N/A

Earnings (loss) from continuing operations	(17,101)	11,835	N/A	(1,807)	32,777	N/A

Gain from discontinued operations, net of tax	-	1,293	N/A	400	67,832	(99.4)

Net earnings (loss)	$ (17,101)	$ 13,128	N/A	$ (1,407)	$ 100,609	N/A

Weighted average number of shares-Class A and B common stock:
Basic	50,433,397	62,054,166		52,502,384	63,654,908
Diluted	50,447,059	66,577,673		52,518,832	68,189,528

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$ (0.35)	$ 0.18		$ (0.06)	$ 0.48
Discontinued operations	-	0.02		0.01	1.01
Net earnings (loss)	$ (0.35)	$ 0.20		$ (0.05)	$ 1.49

Diluted - Class A and B common stock:
Continuing operations	$ (0.35)	$ 0.18		$ (0.06)	$ 0.48
Discontinued operations	-	0.02		0.01	1.01
Net earnings (loss)	$ (0.35)	$ 0.20		$ (0.05)	$ 1.49

Basic and diluted - Class C common stock:
Continuing operations	$ 0.14	$ 0.25		$ 0.42	$ 0.69
Discontinued operations	-	0.02		0.01	1.01
Net earnings	$ 0.14	$ 0.27		$ 0.43	$ 1.70

(A) 2008 third quarter: June 30, 2008 to September 28, 2008.
2007 third quarter: July 2, 2007 to September 30, 2007.
(B) 2008 three quarters: December 31, 2007 to September 28, 2008.
2007 three quarters: January 1, 2007 to September 30, 2007.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)			Three Quarters (B)
	2008	2007	% Change	2008	2007	% Change
Revenue
Publishing	$ 59,446	$ 65,155	(8.8)	$ 181,987	$ 199,168	(8.6)
Broadcasting	53,994	53,654	0.6	156,790	161,379	(2.8)
Printing services	16,099	18,328	(12.2)	49,395	51,730	(4.5)
Other	6,731	7,242	(7.1)	22,453	22,760	(1.3)
	$ 136,270	$ 144,379	(5.6)	$ 410,625	$ 435,037	(5.6)

Operating earnings (loss)
Publishing	$ 1,153	$ 9,378	(87.7)	$ 11,108	$ 24,611	(54.9)
Broadcasting	(29,110)	9,717	N/A	(12,264)	31,015	N/A
Printing services	814	2,375	(65.7)	2,392	4,422	(45.9)
Other	191	(6)	N/A	1,020	789	29.3
	$ (26,952)	$ 21,464	N/A	$ 2,256	$ 60,837	(96.3)

Depreciation and amortization
Publishing	$ 3,111	$ 3,229	(3.7)	$ 9,503	$ 10,042	(5.4)
Broadcasting	3,406	3,229	5.5	10,050	9,624	4.4
Printing services	579	536	8.0	1,730	1,561	10.8
Other	236	262	(9.9)	710	785	(9.6)
	$ 7,332	$ 7,256	1.0	$ 21,993	$ 22,012	(0.1)

(A) 2008 third quarter: June 30, 2008 to September 28, 2008.
2007 third quarter: July 2, 2007 to September 30, 2007.
(B) 2008 three quarters: December 31, 2007 to September 28, 2008.
2007 three quarters: January 1, 2007 to September 30, 2007.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	Third Quarter of 2008 (A)			Third Quarter of 2007 (B)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 20,173	$ 6,589	$ 26,762	$ 21,513	$ 7,057	$ 28,570	(6.2)	(6.6)	(6.3)
Classified	11,070	1,523	12,593	14,908	1,661	16,569	(25.7)	(8.3)	(24.0)
National	1,737	--	1,737	2,446	--	2,446	(29.0)	N/A	(29.0)
Direct Marketing	691	--	691	791	--	791	(12.6)	N/A	(12.6)
Other	--	88	88	--	67	67	N/A	31.3	31.3
Total advertising revenue	33,671	8,200	41,871	39,658	8,785	48,443	(15.1)	(6.7)	(13.6)
Circulation revenue	12,883	271	13,154	12,890	236	13,126	(0.1)	14.8	0.2
Other revenue	3,530	891	4,421	2,531	1,055	3,586	39.5	(15.5)	23.3
Total revenue	$ 50,084	$ 9,362	$ 59,446	$ 55,079	$ 10,076	$ 65,155	(9.1)	(7.1)	(8.8)

	Three Quarters of 2008 (C)			Three Quarters of 2007 (D)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 61,359	$ 20,668	$ 82,027	$ 65,024	$ 21,991	$ 87,015	(5.6)	(6.0)	(5.7)
Classified	35,463	4,286	39,749	46,040	4,728	50,768	(23.0)	(9.3)	(21.7)
National	5,257	--	5,257	6,766	--	6,766	(22.3)	N/A	(22.3)
Direct Marketing	2,325	--	2,325	2,959	--	2,959	(21.4)	N/A	(21.4)
Other	--	283	283	--	318	318	N/A	(11.0)	(11.0)
Total advertising revenue	104,404	25,237	129,641	120,789	27,037	147,826	(13.6)	(6.7)	(12.3)
Circulation revenue	37,720	811	38,531	38,415	820	39,235	(1.8)	(1.1)	(1.8)
Other revenue	11,255	2,560	13,815	8,992	3,115	12,107	25.2	(17.8)	14.1
Total revenue	$ 153,379	$ 28,608	$ 181,987	$ 168,196	$ 30,972	$ 199,168	(8.8)	(7.6)	(8.6)

(A) 2008 third quarter: June 30, 2008 to September 28, 2008.
(B) 2007 third quarter: July 2, 2007 to September 30, 2007.
(C) 2008 three quarters: December 31, 2007 to September 28, 2008.
(D) 2007 three quarters: January 1, 2007 to September 30, 2007.

NOTE:

Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated adjusted EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2008	2007	2008	2007

Net earnings (loss)	$ (17,101)	$ 13,128	$ (1,407)	$ 100,609
Gain from discontinued operations, net	-	(1,293)	(400)	(67,832)
Provision (benefit) for income taxes	(11,791)	7,715	(2,038)	21,167
Total other expense, net	1,940	1,914	6,101	6,893
Depreciation	6,812	6,759	20,477	20,564
Amortization	520	497	1,516	1,448
Broadcast license impairment	38,762	-	38,762	-
Adjusted EBITDA	$ 19,142	$ 28,720	$ 63,011	$ 82,849

(A) 2008 third quarter: June 30, 2008 to September 28, 2008.
2007 third quarter: July 2, 2007 to September 30, 2007.
(B) 2008 three quarters: December 31, 2007 to September 28, 2008.
2007 three quarters: January 1, 2007 to September 30, 2007.

We define adjusted EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and non-cash impairment charges. Our management uses adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	September 28,
	2008	December 30,
	(unaudited)	2007
ASSETS
Current assets:
Cash and cash equivalents	$ 4,666	$ 6,256
Receivables, net	80,904	86,197
Inventories, net	6,463	7,258
Prepaid expenses	22,690	13,066
Deferred income taxes	6,704	6,821
Total current assets	121,427	119,598
Property and equipment, net	220,440	223,800
Goodwill	240,428	232,538
Broadcast licenses	193,245	223,529
Other intangible assets, net	25,958	25,702
Prepaid pension costs	16,143	15,298
Other assets	18,055	16,502
Total assets	$ 835,696	$ 856,967

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 25,921	$ 30,026
Accrued compensation	13,013	16,871
Accrued employee benefits	8,638	10,390
Deferred revenue	16,670	14,936
Accrued income taxes	67	219
Other current liabilities	5,477	7,757
Current portion of long-term liabilities	10,528	4,508
Total current liabilities	80,314	84,707
Accrued employee benefits	24,459	25,157
Long-term notes payable to banks	223,150	178,885
Deferred income taxes	63,108	67,664
Other long-term liabilities	15,656	12,992
Shareholders' equity	429,009	487,562
Total liabilities and shareholders' equity	$ 835,696	$ 856,967

CONTACT:
Journal Communications, Inc.
Paul M. Bonaiuto
Executive Vice President and Chief Financial Officer
414-224-2728